Exhibit 18.1

May 1, 2018

General Electric Company
41 Farnsworth Street
Boston, MA 02210

Ladies and Gentlemen:

We have been furnished with a copy of the quarterly report on Form 10-Q of General Electric Company (GE or the Company) for the three months ended March 31, 2018, and have read the Company’s statements contained in note 1 to the condensed consolidated financial statements included therein. As stated in note 1, the Company changed its method of accounting for valuing certain U.S. inventories from the last-in, first-out (LIFO) basis to the first-in, first-out (FIFO) basis, and states that the newly adopted accounting principle is preferable in the circumstances because the FIFO basis better reflects the current value of inventory reported in the consolidated statement of financial position, improves the matching of costs of goods sold with related revenue and provides for greater consistency and uniformity across the Company’s operations with respect to the method of inventory valuation. It also states that all existing GE businesses using LIFO are expected to be in a deflationary cost environment due to the manufacturing life cycle of the products and continuous reduction in manufacturing costs due to better efficiencies. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgement and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2017, nor have we audited the information set forth in the aforementioned note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Company’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgement and planning, we concur that the newly adopted method of accounting is preferable in the Company’s circumstances.

Very truly yours,

/s/KPMG LLP
Boston, MA